Exhibit 10.15

LEASE

Agreement of Lease, made as of this 2nd day of June, 2021, between 7812 5th Ave Realty LLC, whose address is 1870 Bath Avenue, Brooklyn, NY 11214, (“Landlord”), and Joe’s Appliances LLC, whose address is 7812 5th Avenue, Brooklyn, NY 11209, (“Tenant”),

WITNESSETH:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord on the terms hereinafter set forth, certain premises on the 1st floor and the basement in the building known as 7812 5th Avenue, Brooklyn, NY 11209, (the “Building”), consisting of approximately 3,800 rentable square feet (2,000 rentable square feet on the 1st floor and 1,800 rentable square feet in basement) (the “Demised Premises”).

NOW THEREFORE, the parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

ARTICLE 1

Demised Premises; Term; Use

1.01 Demise. Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this lease, the Demised Premises.

1.02 Term. The term of this Lease (the “Term”) shall commence on June 2, 2021, (the “Commencement Date”), and shall end, unless sooner terminated as herein provided, on June 1, 2031 (such date is called the “Expiration Date”).

1.03 Use. The Demised Premises shall be used and occupied by Tenant solely as a store for the sale of electronics and appliances (“Permitted Use”), and for no other purpose. All use of the Demised Premises must be in compliance with rules and regulations promulgated for the Demised Premises by Landlord which may now or hereafter be in effect and of which Tenant has notice.

ARTICLE 2

Rent

2.01 Rent. “Rent” shall consist of Fixed Rent (as hereinafter defined) and Additional Rent (as hereinafter defined).

2.02 Fixed Rent. Tenant covenants to pay to Landlord as a net minimum rent (“Fixed Rent”), as follows:

Lease Period	Rate PSF	Monthly Fixed Rent	Annual Fixed Rent

06/02/2021 – 06/01/2022	$20.101	$6,365.40	$76,384.80
06/02/2022 – 06/01/2023	$20.704	$6,556.36	$78,676.34
06/02/2023 – 06/01/2024	$21.325	$6,753.05	$81,036.63
06/02/2024 – 06/01/2025	$21.965	$6,995.64	$83,467.73
06/02/2025 – 06/01/2026	$22.624	$7,164.31	$85,971.77
06/02/2026 – 06/01/2027	$23.303	$7,379.24	$88,550.92
06/02/2027 – 06/01/2028	$24.002	$7,600.62	$91,207.45
06/02/2028 – 06/01/2029	$24.722	$7,828.64	$93,943.67
06/02/2029 – 06/01/2030	$25.464	$8,063.50	$96,761.98
06/02/2030 – 06/01/2031	$26.228	$8,305.40	$99,664.84

Tenant shall pay the Annual Fixed Rent in advance in equal monthly installments of the monthly Fixed Rent on the 1st day of each calendar month.

2.03 Additional Rent. Tenant also covenants to pay to Landlord, all amounts and obligations, other than Fixed Rent, which Tenant assumes or agrees to pay under this lease, (“Additional Rent”), all of which Additional Rent shall be deemed to be rent.

In the event of any failure on the part of Tenant to pay any Additional Rent, Landlord shall have all the rights, powers and remedies provided for in this lease, at law, in equity or otherwise, in the case of nonpayment of Fixed Rent.

2.04 Manner of Payment. Tenant shall pay all Fixed Rent and Additional Rent as the same shall become due and payable under this lease by wire transfer or by check (subject to collection) drawn on a New York Clearing House Association member bank, in each case at the times provided herein without notice or demand and without setoff or counterclaim. All Rent shall be paid in lawful money of the United States to Landlord at the following address:

7812 5th Ave Realty LLC

1870 Bath Avenue

Brooklyn, NY 11214

or such other place as Landlord may from time to time designate.

Any Additional Rent for which no due date is specified in this lease shall be due and payable on the 30th day after receipt of invoice for same from Landlord. All bills, invoices and statements rendered to Tenant with respect to this lease shall be binding and conclusive on Tenant unless, within sixty (60) days after receipt of same, Tenant notifies Landlord that it is disputing same.

Nothing herein shall be construed to extend the due dates of Tenant’s payments under this lease, or to waive any rights or remedies of Landlord in the event of Tenant’s late payment. Tenant’s obligations to pay Fixed Rent and Additional Rent shall survive the expiration of the lease term or earlier termination of this lease.

2.05 Application. If Landlord receives from Tenant any payment less than the sum of the Fixed Rent and Additional Rent due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Fixed Rent, any Additional Rent or to any combination thereof then due and payable hereunder.

2.06 Unconditional Obligations. THIS LEASE IS A NET LEASE AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE LANDLORD SHALL HAVE NO RESPONSIBILITY (OPERATIONALLY OR FINANCIALLY) IN RESPECT OF THE USE OR OPERATION OF THE DEMISED PREMISES. THE TENANT’S OBLIGATION TO PAY ALL RENT AND ALL OTHER AMOUNTS DUE HEREUNDER AND TO PERFORM ALL THE TERMS HEREOF SHALL BE ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE AFFECTED OR REDUCED BY ANY CIRCUMSTANCES, INCLUDING ANY SETOFF, COUNTERCLAIM, RECOUPMENT, DEFENSE, OR OTHER RIGHT WHICH THE TENANT MAY HAVE AGAINST THE LANDLORD OR ANY OTHER PERSON.

2.07 Interest. If Tenant shall fail to pay (1) any installment of Fixed Rent or any amount of Additional Rent or (2) any other sum of money which shall become due and payable by Tenant to Landlord pursuant to the terms of this Lease or by reason of Tenant’s occupancy of the Demised Premises within ten (10) days after the date on which such installment or payment is due, Tenant shall pay (i) a late payment charge of Five Hundred and 00/100 ($500.00) Dollars and (ii) interest on the amount overdue at a rate of fifteen percent (15%) per annum (or, if less, the maximum rate permitted by applicable law), from the date on which such installment or payment is due to the date of payment thereof (but in no event shall such interest be calculated and payable for less than a full calendar month), and such late payment charge and interest shall be deemed to be Additional Rent.

ARTICLE 3

Utility Services; Waste Removal; Real Estate Taxes and Water and Sewer Charges

3.01 Utility Services. Tenant shall pay all charges for gas and electric services serving the Demised Premises.

Landlord shall not be liable or responsible for charges for electricity at the Demised Premises, or any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of electric service is changed or is no longer available or suitable for Tenant’s requirements. Tenant covenants and agrees that its use of electric current shall never exceed the capacity of the existing conductors, feeders, risers, wiring installations or other equip-ment servicing the Demised Premises. Tenant shall not alter or make any addition to the electrical equipment without the prior written consent of Landlord. If Landlord grants such consent, all additional risers and other equipment shall be provided by Landlord, and the reasonable costs and expenses thereof shall be paid by Tenant to Landlord on demand, as Additional Rent, without setoff or deduction. Tenant will not use or cause to be used equipment which will overload the existing service and installations or interfere with other tenants’ electrical service. Any change in the character or nature of electrical service to the Demised Premises which does not result from acts or omissions of Landlord, shall not impose liability on the Landlord for any loss or damage sustained by Tenant as a result thereof.

3.02 Waste Removal. Tenant shall pay all charges for the garbage removal and collection imposed against the Demised Premises. Landlord shall not be responsible for any cleaning, waste removal, janitorial or similar services for the Demised Premises.

3.03 Real Estate Taxes and Water and Sewer Charges. As used herein, the following terms shall have the meanings set forth below:

“Real Estate Taxes” shall mean all real estate taxes, assessments, water charges and sewer rents, and other taxes and charges of every nature and kind whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character, which at any time may be assessed, levied, charged, confirmed or imposed on or in respect of or be a lien upon the Demised Premises. “Real Estate Taxes” shall exclude income, franchise, inheritance or similar taxes; provided, however, that if the method of taxation or assessment shall be changed so that the whole or any part of the Real Estate Taxes theretofore payable with respect to the building instead shall be levied, charged, assessed or imposed in whole or in part on the income or rents received by Landlord from the Building or shall otherwise be imposed against Landlord in the form of a franchise tax or otherwise, then the same shall be deemed Real Estate Taxes for purposes of this Article 3.

Tenant shall pay to Landlord, as additional rent, an amount equal to all Real Estate Taxes, irrespective of whether such excess is due to higher tax rates, increases in assessed valuation or other cause. Such additional rent may be billed by Landlord at or about the dates on which installments of Real Estate Taxes are due and payable by Landlord, or at any time thereafter, and such additional rent shall be payable by Tenant to Landlord within ten days after being billed therefor. An ordinary tax bill shall be conclusive evidence of the amount of Real Estate Taxes for purposes of computing the amount to be paid by Tenant.

The Real Estate Taxes actually payable by Landlord shall be used in computing the additional rent hereunder. If the amount of Real Estate Taxes is reduced by final determination of legal proceedings, settlement or otherwise, the additional rent theretofore paid or payable hereunder shall be recomputed on the basis of such reduced amount, and Tenant shall pay to Landlord as additional rent, within thirty days after being billed therefor, any deficiency between the additional rent theretofore paid and the amount due as the result of such re-computation. If Landlord receives a refund of any Real Estate Taxes on which additional rent shall have been based, as a result of a reduction of Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, the additional rent shall be recomputed based on the net refund, after deducting Landlord’s expenses, and Tenant shall receive a credit for or refund of any overpayment of additional rent.

Landlord shall not be obligated to contest the levy or assessment of any Real Estate Taxes, and it shall be at Landlord’s sole discretion whether any such contest shall be undertaken. Landlord hereby reserves the exclusive right to take and prosecute all such proceedings, and if so taken, Landlord may proceed without notice to Tenant and may prosecute the proceeding, including settlement and discontinuance, in such manner as Landlord may determine in its sole discretion.

In no event shall the annual Fixed Rent under this lease be reduced by virtue of this Article 3.

3.04. Apportionment. The Additional Rent provided herein shall be apportioned as of the expiration of the lease term or earlier termination of this lease. The obligations of Tenant to pay Additional Rent as provided for herein shall survive the expiration of the lease term or earlier termination of this lease. If Tenant continues in possession of the Demised Premises after the expiration of the lease term or earlier termination of this lease, as a month to month tenant or otherwise, the provisions of this Article 3 shall continue in full force and effect for so long as Tenant remains in possession of the Demised Premises.

The Additional Rent provided for herein shall be collectible by Landlord in the same manner as the regular installments of fixed rent due under this lease. No delay or failure by Landlord in preparing or delivering any statement or demand for any additional rent shall constitute a waiver of, or impair Landlord’s rights to collect, such additional rent.

ARTICLE 4

Leasehold Improvements; Tenant Covenants

4.01 Condition of Premises. Tenant represents that it has thoroughly inspected the Demised Premises and is fully familiar with the condition thereof. The Tenant agrees to accept the Demised Premises in its “as is” condition.

4.02 Alterations.

(a) Tenant shall make no material structural additions, changes or alterations in or to the Demised Premises (“Material Alterations”) without Landlord’s prior approval, which approval may be granted or withheld in Landlord’s sole discretion. Landlord shall not need to approve an Alteration that is not a Material Alteration.

“Material Alteration” means an Alteration that: (i) is not limited to the interior of the Demised Premises or which affects the exterior (including the appearance) of the Building; (ii) is structural or affects the strength of the Building; (iii) affects the usage or the proper functioning of any of the Building systems; (iv) has a cost of more than $100,000.00; or (v) requires a change to the Building’s certificate of occupancy.

(b) Tenant, in connection with any Alteration, shall comply with any and all rules and regulations as may be required by the New York City Department of Buildings, (“DOB”), and any other agency having jurisdiction thereof. Tenant shall not proceed with any Alteration unless and until Landlord approves Tenant’s plans and specifications therefor which shall not be unreasonably withheld, conditioned or delayed. If Landlord does not object to Tenant’s plans within fifteen (15) business days, then these plans are deemed to be approved by Landlord. Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(c) Tenant shall pay to Landlord upon demand Landlord’s reasonable costs and expenses (including, without limitation, the fees of any architect or engineer employed by Landlord or any Superior Lessor or Superior Mortgagee for such purpose) for reviewing plans and specifications and inspecting Material Alterations. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be responsible to reimburse Landlord for or to pay for any costs incurred by Landlord for the review of Tenant’s plans relative to the initial alteration made by Tenant at the Premises. Tenant or any of its contractors or subcontractors shall be required to post a bond or other security in connection with the performance of any alterations.

(d) Upon the completion of the Alteration in accordance with the terms of this Section 4.02; Tenant shall provide landlord with:

(i)	proof evidencing the payment in full for said Alteration; and

(ii)	written unconditional lien waivers of mechanics’ liens and other liens on the Building from all contractors performing said Alteration; and

(iii)	all other submissions as may be, from time to time reasonably required by Landlord.

(e) Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and, with the plans and specifications approved by Landlord. Alterations shall be diligently performed in a good and workmanlike manner, using new or high-quality materials and equipment at least equal in quality and class to the then standards for the Building established by the DOB and any other agency having jurisdiction thereof. Alterations shall be performed by architects, engineers and contractors first approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). The performance of any Alteration shall not be done in a manner which would violate Landlord’s union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Tenant shall immediately stop the performance of any Alteration if Landlord notifies Tenant that continuing such Alteration would violate Landlord’s union contracts affecting the Building, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord or any tenant or occupant of the Building. Notwithstanding the foregoing, Landlord agrees that Tenant shall not be obligated to use union labor in the performance of its alterations or in the daily operation of its business. Tenant shall not resume the performance of such Alteration until such time as such Alteration may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference. Landlord hereby consents to Tenant obtaining, at Tenant’s sole cost and expense, any required permits and approvals for any alterations based upon Tenant’s architect’s and engineer’s self-certification of the approved plans.

(f) Throughout the performance of Alterations, Tenant or its contractor(s) shall carry worker’s compensation insurance in statutory limits, Builder’s Risk Completed Value Non-Reporting Form coverage and a policy of commercial general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Three Million ($3,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy; such policy is to be written by an authorized insurance company by the State of New York rated A-/XII or better by AM Best Company. Tenant shall furnish Landlord with evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.

(g) Tenant shall indemnify and hold Landlord harmless from and against any and all bills for labor performed or equipment, fixtures and materials furnished to or for Tenant, and from and against any and all violations, liens or claims therefor or against the Demised Premises or the Building of which it forms a part, and from and against any and all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, in connection with any work performed by or for Tenant. The Demised Premises and the Building shall at all times be free of violations and liens for labor and materials supplied or claimed to have been supplied to or on behalf of Tenant, and no financing statements or other security instruments shall be filed against the Demised Premises or the building or the contents thereof.

Tenant shall not directly or indirectly create or permit to be created any mortgage, lien, security interest, pledge, conditional sale, or other encumbrance on the Demised Premises or any part thereof, any fixtures or materials therein, Tenant’s interest under this Lease, or any Rent hereunder. The foregoing shall not apply to liens for impositions not yet due, or liens of mechanics, materialmen, suppliers or vendors, incurred in the ordinary course of business for sums which are not yet due, provided that adequate provision for the payment thereof shall have been made and the following paragraph is complied with.

If, in connection with any work being performed by or for Tenant or any subtenant, or in connection with any materials being furnished to Tenant or any subtenant, any mechanic’s lien or other lien or charge or violation shall be filed or made against the Demised Premises or any part thereof, or if any such lien or charge or violation shall be filed or made against Landlord as owner, then Tenant, at Tenant’s expense, within forty-five (45) days after written notice to Tenant of such lien or charge or violation shall have been filed or made, shall cause the same to be canceled and discharged of record by payment thereof or filing a bond or otherwise. Tenant promptly and diligently shall defend any suit, action or proceeding which may be brought for the enforcement of such lien or charge or violation; shall satisfy and discharge any judgment entered therein within thirty (30) days after the entry of such judgment by payment thereof or filing a bond or otherwise; and on demand shall pay any and all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, suffered or incurred by Landlord in connection therewith.

Nothing in this Lease shall constitute any consent or request by Landlord, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Demised Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in any fashion that would permit the filing or making of any lien or claim against Landlord, the Demised Premises or the Building.

(h) Tenant shall deliver to Landlord, within thirty (30) days after the completion of an Alteration, “as-built” drawings thereof. During the Term, Tenant shall keep records of Alterations costing in excess of $25,000.00 including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within thirty (30) days after demand by Landlord, furnish to Landlord copies of such records.

(i) All Alterations to and Fixtures installed by Tenant in the Demised Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.

4.03 Landlord’s and Tenant’s Property.

(a) All fixtures, improvements and appurtenances attached to or built into the Demised Premises as permitted by the terms hereof, whether or not at the expense of Tenant (collectively, “Fixtures”), shall be and remain a part of the Demised Premises and shall not be removed by Tenant and Tenant has no accountability for same. All Fixtures constituting Improvements and Betterments (as hereinafter defined) shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, shall become the property of Landlord. All Fixtures other than Improvements and Betterments shall, upon installation, be the property of Landlord.

“Improvements and Betterments” means: (i) all Fixtures, if any, installed at the expense of Tenant, whether installed by Tenant or by Landlord (i.e., excluding any Fixtures paid for by Landlord directly or by way of an allowance); and (ii) all carpeting in the Demised Premises.

(b) Notwithstanding anything to the contrary in Section 4.03(a), all movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any of Tenant’s Property is removed, Tenant shall repair any damage to the Demised Premises or to the Building resulting from the installation and/or removal thereof. Notwithstanding the foregoing, any equipment or other property identified in this Lease or in any leasehold improvement agreement as having been paid for with any allowance or credit granted by Landlord to Tenant shall not be considered Tenant’s Property and shall be and remain a part of the Demised Premises, shall, upon the expiration or earlier termination of this Lease, be the property of Landlord and shall not be removed by Tenant.

(c) At or before the Expiration Date, or within ten (10) business days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove all of Tenant’s Property from the Demised Premises. Tenant shall repair any damage to the Demised Premises or the Building resulting from any installation and/or removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Demised Premises after the Expiration Date, or more than ten (10) business days after an earlier termination of this Lease shall be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense.

4.04 Access and Changes to Building.

(a) Landlord reserves the right, at any time, to make such changes in or to the Building as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not unreasonably deprive Tenant and/or Tenant’s customers, vendors, suppliers, employees, directors, officers, agents, invitees and licensees of easy access to the Demised Premises or any loss of signage or visibility. Landlord may install and maintain concealed pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Demised Premises. In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize interference with Tenant’s use of the Demised Premises for the ordinary conduct of Tenant’s business. Landlord agrees that except in the event of an emergency, it will not perform any work in the Demised Premises which adversely affects Tenant’s business during its ordinary business hours. Landlord will, at its sole cost and expense, promptly repair any damages to the Demised Premises existing as of the date hereof. Tenant shall not have any easement for light, views or air, or any other easement or right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be regulated or discontinued at any time by Landlord.

(b) Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Demised Premises, all of the Building, including, without limitation, the Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises, are reserved to Landlord and are not part of the Demised Premises provided same does not unreasonably interview with Tenant’s use of the Premises. Landlord reserves the right to name the Building and to change the name or address of the Building at any time and from time to time.

(c) Landlord shall have no liability to Tenant if at any time any windows of the Demised Premises are either temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Building (or permanently darkened or obstructed if required by law) or covered by any translucent material for the purpose of energy conservation, or if any part of the Building, other than the Demised Premises, is temporarily or permanently closed or inoperable.

(d) Landlord and persons authorized by Landlord shall have the right, outside of Tenant’s normal business hours upon reasonable prior written or telephonic notice to Tenant (except in an emergency), to enter the Demised Premises (together with any necessary materials and/or equipment), to inspect, clean or perform such work or repairs as Landlord may reasonably deem necessary or to exhibit the Demised Premises to prospective lenders or purchasers. Landlord shall have no liability to Tenant by reason of any such entry. Landlord shall not be required to make any improvements or repairs of any kind or character to the Demised Premises during the Term. Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the Premises and Building (including the without limitation, the foundation, the exterior walls and any load-bearing interior walls, the roof, roof membrane, roof), the Building Systems which provide service to the Demised Premises (but not to the distribution portions of such Building Systems located within the Demised Premises), the public portions of the Building, both exterior and interior (but excluding storefront and doors of the Demised Premises). Landlord agrees to use commercially reasonable to minimize interference with any such access/work.

4.05 Maintenance of Demised Premises.

(a) Tenant, at Tenant’s expense, shall repair and maintain the interior of the Demised Premises, HVAC serving the Demised Premises and fixtures of the Demised Premises (but not common areas), all plumbing, electrical, and heating lines, conduits, and risers serving the Demised Premises from the point where they enter the interior of the Demised Premises; shall repair and maintain all water, sewer, electric, gas, and other utility lines that service the Demised Premises from the point where they enter the interior of the Demised Premises and, upon expiration or earlier termination of the Term, Tenant shall surrender the same to Landlord in the working condition as when first occupied, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall keep the Demised Premises clean in a manner commensurate with the standards of first-class office buildings located in the neighborhood of the Building. Tenant’s obligation shall include, without limitation: the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Demised Premises or anywhere in the Building.

(b) Tenant shall not commit or allow to be committed any waste or damage to any portion of the Demised Premises or the Building.

(c) Tenant, at Tenant’s sole cost and expense, shall maintain (but not be obligated to repair) the sidewalk adjacent to the Demised Premises and keep it free from obstruction, garbage, refuse, rubbish, trash, snow and ice. However, Tenant, at Tenant’s sole cost and expense, shall repair the sidewalk if it is damaged by Tenant’s activities or negligence.

4.06 Compliance with Laws. Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Underwriters, the New York Fire Insurance Rating Organization and any other entity performing similar functions, at any time in force (collectively “Laws”), attributable to any work, installation, occupancy, use or manner of use by Tenant of the Demised Premises or any part thereof. Nothing contained in this Section 4.06 shall require Tenant to make any structural changes unless the same are necessitated by reason of Tenant’s performance of any Alterations, Tenant’s manner of use of the Demised Premises or the use by Tenant of the Demised Premises for purposes other than normal and customary ordinary for the Permitted Use. Tenant shall procure and maintain all licenses and permits required for its business. Tenant shall be permitted to contest all municipal, governmental or other regulatory violations, where permitted by law.

4.07 Tenant Advertising and Signage. Tenant shall have the right to use the name or likeness of the Building in any advertising (by whatever medium) without Landlord’s consent.

Subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, Tenant, at its sole cost and expense, may install identification signage on the façade of the Building (collectively, “Tenant’s Signage”). All such signage shall be subject to Tenant’s obtaining all required governmental approvals. All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance. Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant’s sole cost and expense and repair any damage caused by such removal. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location and size of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected. If Landlord elects to install a multi-tenant identification sign at the entrance to the Building, Tenant shall be entitled to install its name on such sign (subject to availability on a pro-rata basis based on the relative square footages leased by the tenants of the Building), at Tenant’s sole cost and expense. Where the erection of scaffolding and/or protective barriers are required for work performed by the Landlord or Landlord’s agents, Landlord shall provide signage for Tenant’s business, at Landlord’s sole cost and expense and any scaffold shall be double height and erected only for shortest period necessary to perform any work. Landlord represents that all local law work has been completed and no anticipated scaffolding is to be erected in the next 12 months. Landlord’s consent is not required for interior or window signage.

4.08 Right to Perform Tenant Covenants. If Tenant fails to perform any of its obligations under this Lease beyond the expiration of any grace period or applicable notice and cure period, Landlord, any Superior Lessor or any Superior Mortgagee (each, a “Curing Party”) may perform the same at the expense of Tenant: (a) immediately and without notice in the case of emergency or in case such failure interferes with the use of space by any other tenant in the Building or with the efficient operation of the Building or may result in a violation of any Law or in a cancellation of any insurance policy maintained by Landlord; and (b) in any other case if such failure continues beyond any applicable grace period. If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Rent) the costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within fifteen (15) days after receipt by Tenant of a statement as to the amounts of such costs. If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the cost of the Curing Party’s bond.

ARTICLE 5

Assignment and Subletting

5.01 Assignment; Etc. Subject to the further provisions of this Article 5, neither this lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Demised Premises, nor any part thereof, shall be subleased, licensed, used or occupied by any person or entity other than Tenant or encumbered in any manner by reason of any act or omission on the part of Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Demised Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord, which consent shall not be unreasonably withheld. The dissolution or direct or indirect transfer of a majority of the interest in, or control of, Tenant (however accomplished including, by way of example, the addition of new partners or members or withdrawal of existing partners or members, or transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this lease regardless of whether the transfer is made in or by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards. An agreement under which another person or entity becomes responsible for all or a portion of Tenant’s obligations under this lease shall be deemed an assignment of this lease. No assignment or other transfer of this lease and the term and estate hereby granted, and no subletting of all or any portion of the Demised Premises shall relieve Tenant of its liability under this lease or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting. Any attempt to assign this lease or sublet all or any portion of the Demised Premises in violation of this Article 5 shall be null and void.

5.02 Assignment and Subletting Procedures.

(a) If Tenant desires to assign this lease or sublet the Demised Premises, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by: (i) a copy of the proposed assignment or sublease and all related agreements, the effective date of which shall be at least 30 days after the giving of the Transfer Notice; (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Demised Premises; (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements; and (iv) such other information as Landlord may reasonably request. Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided that:

(i)	in Landlord’s judgment the proposed assignee or subtenant will use the Demised Premises in a manner that: (A) is in keeping with the then standards of the Demised Premises; and (B) is limited to the use expressly permitted under this lease;

(ii)	the proposed assignee or subtenant is, in Landlord’s judgment, a reputable person or entity of good character and with sufficient financial worth considering the responsibility involved;

(iii)	the form of the proposed sublease shall be reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 5;

(iv)	the aggregate rent to be paid by the proposed subtenant is not less than the greater of: (A) the fair rental value of the sublet space as sublet space; or (B) 90% of the fair rental value of the sublet space if such space were being leased directly by Landlord (in each case as reasonably determined by Landlord);

(v)	Tenant shall reimburse Landlord on demand for any costs incurred by Landlord in connection with said assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

(b) If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this lease or subletting all or part of the Demised Premises.

5.03 General Provisions.

(a) If this lease is assigned, whether or not in violation of this lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this lease.

(b) No assignment or transfer shall be effective until the assignee delivers to Landlord: (i) evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03; and (ii) an agreement in form and substance satisfactory to Landlord whereby the assignee assumes Tenant’s obligations under this lease.

(c) Notwithstanding any assignment or transfer, whether or not in violation of this lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this lease. The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this lease.

(d) Each subletting by Tenant shall be subject to the following:

(i)	No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date.

(ii)	No sublease shall be valid, and no subtenant shall take possession of the Demised Premises or any part thereof, until there has been delivered to Landlord, both: (A) an executed counterpart of such sublease; and (B) a certificate of insurance evidencing that: (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Demised Premises pursuant to Section 7.02; and (y) there is in full force and effect, the insurance otherwise required by Section 7.02.

(iii)	Each sublease shall provide that it is subject and subordinate to this lease, and that in the event of termination, reentry or dispossess by Landlord under this lease Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item of the type that a Successor Landlord is not so liable for, subject to or bound by in the case of an attornment by Tenant to a Successor Landlord under Section 6.01(a).

(e) Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent and without complying with all of the terms and conditions of this Article 5, including, without limitation, Section 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be.

(f) Tenant shall not publicly advertise the availability of the Demised Premises or any portion thereof as sublet space or by way of an assignment of this lease, without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed provided that Tenant shall in no event advertise the rental rate or any description thereof.

ARTICLE 6

Subordination; Default; Indemnity

6.01 Subordination.

(a) This lease is subject and subordinate to each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior lease”) which may now or hereafter affect all or any portion of the Demised Premises or any interest therein. The lessor under a Superior lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee.” Tenant shall execute, acknowledge and deliver any instrument reasonably requested by Landlord, a Superior Lessor or Superior Mortgagee to evidence such subordination, but no such instrument shall be necessary to make such subordination effective. Tenant shall execute any amendment of this lease requested by a Superior Mortgagee or a Superior Lessor, provided such amendment shall not result in a material increase in Tenant’s obligations under this lease or a material reduction in the benefits available to Tenant. In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this lease (it being understood that Tenant shall, if requested, enter into a new lease on terms materially the same as the terms of this Lease); provided that Successor Landlord shall not be:

(i)	liable for any act, omission or default of any prior landlord (including, without limitation, Landlord);

(ii)	liable for the return of any moneys paid to or on deposit with any prior landlord (including, without limitation, Landlord), except to the extent such moneys or deposits are delivered to such Successor Landlord;

(iii)	subject to any offset, claims or defense that Tenant might have against any prior landlord (including, without limitation, Landlord);

(iv)	bound by any Rent which Tenant might have paid for more than the current month to any prior landlord (including, without limitation, Landlord) unless actually received by such Successor Landlord;

(v)	bound by any covenant to perform or complete any construction in connection with the Demised Premises or to pay any sums to Tenant in connection therewith; or

(vi)	bound by any waiver or forbearance under, or any amendment, modification, abridgment, cancellation or surrender of, this lease made without the consent of such Successor Landlord.

Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective.

(b) Tenant shall give each Superior Mortgagee and each Superior Lessor a copy of any notice of default served upon Landlord, provided that Tenant has been notified of the address of such mortgagee or lessor. If Landlord fails to cure any default as to which Tenant is obligated to give notice pursuant to the preceding sentence within the time provided for in this lease, then each such mortgagee or lessor shall have an additional 30 days after receipt of such notice within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if, within such 30 days, any such mortgagee or lessor has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, commencement of foreclosure proceedings or eviction proceedings, if necessary to effect such cure), in which event this lease shall not be terminated and Tenant shall not exercise any other rights or remedies under this lease or otherwise while such remedies are being so diligently pursued. Nothing herein shall be deemed to imply that Tenant has any right to terminate this lease or any other right or remedy, except as may be otherwise expressly provided for in this lease.

(c) Without limiting Tenant’s obligations under Section 6.01(a), Tenant covenants and agrees that if by reason of a default under any underlying lease through which Landlord derives its leasehold estate in the Demised Premises (an “Underlying lease”), the Underlying lease and the leasehold estate of the Landlord in the Demised Premises is terminated, Tenant will attorn to the then holder of the reversionary interest in the Demised Premises (the “Underlying Landlord”) and will recognize the Underlying Landlord as Tenant’s landlord under this lease, at the election of such Underlying Landlord. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of the Landlord or of the Underlying Landlord any instrument which may be necessary or appropriate to evidence such attornment and Tenant hereby irrevocably appoints the Landlord or the Underlying Landlord under such Underlying lease the attorney-in-fact of Tenant to execute and deliver for and on behalf of Tenant any such instrument. Tenant further waives the provisions of any statute or rule or law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the Underlying Landlord to terminate the Underlying lease, and agrees that unless and until the Underlying Landlord, in connection with any such proceeding, shall elect to terminate this lease and the rights of the Tenant hereunder, this lease shall not be affected in any way whatsoever by any such proceeding.

6.02 Estoppel Certificate. Tenant shall, at any time and from time to time, within 10 days after request by Landlord, execute and deliver to Landlord (or to such person or entity as Landlord may designate) a statement certifying that this lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Commencement Date, Expiration Date and the dates to which the Fixed Rent and Additional Rent have been paid and stating whether or not, to the best knowledge of Tenant, Landlord is in default in performance of any of its obligations under this lease, and, if so, specifying each such default of which Tenant has knowledge, it being intended that any such statement shall be deemed a representation and warranty to be relied upon by Landlord. Tenant also shall include or confirm in any such statement such other information concerning this lease as Landlord may reasonably request.

6.03 Default. This lease and the term and estate hereby granted are subject to the limitation that:

(a)	if Tenant defaults in the payment of any Rent, Fixed or Additional, and such default continues for 5 days after Landlord gives to Tenant a notice specifying such default;

(b)	if Tenant defaults in the keeping, observance or performance of any covenant or agreement, (other than a default of the character referred to in Sections 6.03(a), (c), (d), (e), (f) or (g)) and if such default continues and is not cured within 15 days after Landlord gives to Tenant a written notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 15 days, if Tenant shall not immediately upon the receipt of such notice: (i) notify Landlord of Tenant’s intention duly to institute all steps necessary to cure such default; and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same;

(c)	if this lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any person or entity other than Tenant, except as permitted by Article 5;

(d)	if Tenant shall abandon the Demised Premises (and the fact that any of Tenant’s Property remains in the Demised Premises shall not be evidence that Tenant has not abandoned the Demised Premises);

(e)	if Tenant or any Affiliate of Tenant defaults under any other lease with Landlord or any Affiliate of Landlord, which default shall continue beyond any applicable grace period provided under such other lease;

(f)	if a default of the kind set forth in Section 6.03(a) or (b) shall occur and have been cured, and if a similar default shall occur more than once within the next 365 days, whether or not such similar defaults are cured within the applicable grace period; or

(g)	if Tenant fails to deliver to Landlord any Security Deposit within the time period required.

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a written notice of intention to end the Term or a renewal thereof at the expiration of 5 days from the date of the giving of such notice, and, in the event such notice is given, this lease and the term and estate hereby granted shall terminate upon the expiration of such 5 days with the same effect as if the last of such 5 days were the Expiration Date, but Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04 Re-entry by Landlord. If Tenant defaults in the payment of any Rent and such default continues for 5 days, or if this lease shall terminate as in Section 6.03 provided, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The words “re-enter” and “re-entering” as used in this lease are not restricted to their technical legal meanings. Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05 Damages. If this lease is terminated under Section 6.03, or if Landlord re-enters the Demised Premises under Section 6.04, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)	a sum which, at the time of such termination, represents the then value of the excess, if any, of: (1) the aggregate of the Rent which, had this lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date; over (2) the aggregate fair rental value of the Demised Premises for the same period (for the purposes of this clause (a) the amount of Additional Rent which would have been payable by Tenant under Sections 2.02 and 2.03 shall, for each calendar year ending after such termination or re-entry, be deemed to be an amount equal to 105% of the amount of such Additional Rent payable by Tenant for the calendar year immediately preceding the calendar year in which such termination or re-entry shall occur in the case of the first such calendar year and the immediately prior calendar year in the case of each succeeding calendar year); or

(b)	sums equal to the Rent that would have been payable by Tenant through and including the Expiration Date had this lease not terminated or had Landlord not re-entered the Demised Premises, payable upon the due dates therefor specified in this lease; provided, that if Landlord shall relet all or any part of the Demised Premises for all or any part of the period commencing on the day following the date of such termination or re-entry to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this lease and of re-entering the Demised Premises and of securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Demised Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that: (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this lease; (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), to a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit; (iii) if the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting; and (iv) Landlord shall have no obligation to so relet the Demised Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Demised Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term or a renewal thereof would have expired but for such termination or re-entry.

6.06 Other Remedies. Nothing contained in this lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Anything in this lease to the contrary notwithstanding, during the continuation of any default by Tenant, Tenant shall not be entitled to exercise any rights or options, or to receive any funds or proceeds being held, under or pursuant to this lease.

6.07 Right to Injunction. In the event of a breach or threatened breach by Tenant of any of its obligations under this lease, Landlord shall also have the right of injunction. The specified remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which Landlord may lawfully be entitled and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for.

6.08 Certain Waivers. Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Demised Premises or to have a continuance of this lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this lease or after any termination of this lease. Tenant also waives the provisions of any law relating to notice and/or delay in levy of execution in case of any eviction or dispossession for nonpayment of rent, and the provisions of any successor or other law of like import. Landlord and Tenant each waive trial by jury in any action in connection with this lease.

6.09 No Waiver. Failure by Landlord to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but Landlord shall have the right to declare any such default at any time thereafter. Any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this lease. Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent. Landlord’s receipt of Fixed Rent and Additional Rent at a time when Landlord has knowledge or should have knowledge of any default or violation shall not be deemed a waiver thereof.

6.10 Holding Over. If Tenant holds over without the consent of Landlord after expiration or termination of this lease, Tenant shall:

(a)	pay as a use and occupancy charge for each month of the holdover tenancy an amount equal to 200% multiplied by the greater of: (i) the fair market rental value of the Demised Premises for such month (as reasonably determined by Landlord); or (ii) the Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term or a renewal thereof; and

(b)	be liable to Landlord for and indemnify Landlord against: (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Demised Premises (a “New Tenant”) by reason of the late delivery of space to the New Tenant as a result of Tenant’s holding over or in order to induce such New Tenant not to terminate its lease by reason of the holding over by Tenant; (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding over by Tenant; and (iii) any claim for damages by any New Tenant.

No holding over by Tenant after the Term or a renewal thereof shall operate to extend the Term or a renewal thereof. Notwithstanding the foregoing, the acceptance of any use and occupancy charges paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.

6.11 Attorneys’ Fees. If Landlord places the enforcement of this lease or any part thereof, or the collection of any Rent due or to become due hereunder, or recovery of the possession of the Demised Premises, in the hands of an attorney, or files suit upon the same, or in the event any bankruptcy, insolvency or other similar proceeding is commenced involving Tenant, Tenant shall, upon demand, pay Landlord for any attorneys’ fees and disbursements and court costs incurred by Landlord.

6.12 Nonliability and Indemnification.

(a) None of Landlord, any Superior Lessor, any Superior Mortgagee or any direct or indirect member, partner, director, officer, shareholder, principal, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for:

(i)	any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; provided, that, except to the extent of the release of liability and waiver of subrogation provided in Section 7.03, the foregoing shall not be deemed to relieve Landlord of any liability to the extent resulting from the gross negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Demised Premises;

(ii)	any loss, injury or damage described in clause (i) above caused by other tenants or persons in, upon or about the Demised Premises, or caused by operations in construction of any private, public or quasi-public work; or

(iii)	even if negligent, consequential damages arising out of any loss of use of the Demised Premises or any equipment, facilities or other Tenant’s Property therein or otherwise.

(b) Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and each of their respective direct and indirect members, partners, directors, officers, shareholders, principals, agents and employees (each, an “Indemnified Party”), from and against any and all claims arising from or in connection with:

(i)	the conduct or management of the Demised Premises or of any business therein, or any work or thing done, or any condition created, in or about the Demised Premises;

(ii)	any act, omission or negligence of Tenant or any person claiming through or under Tenant or any of their respective direct or indirect members, partners, shareholders, directors, officers, agents, employees or contractors;

(iii)	any accident, injury or damage occurring in, at or upon the Demised Premises;

(iv)	any default by Tenant in the performance of Tenant’s obligations under this lease; and

(v)	any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant;

together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the gross negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of the Indemnified Party. If any action or proceeding is brought against any Indemnified Party by reason of any such claim, Tenant, upon notice from such Indemnified Party shall resist and defend such action or proceeding (by counsel reasonably satisfactory to such Indemnified Party).

ARTICLE 7

Insurance; Casualty; Condemnation

7.01 Compliance with Insurance Standards.

(a) Tenant shall not violate, or permit the violation of, any condition imposed by any insurance policy then issued in respect of the Demised Premises and shall not do, or permit anything to be done, or keep or permit anything to be kept in the Demised Premises, which would subject Landlord or any Superior Mortgagee to any liability or responsibility for personal injury or death or property damage, or which would increase any insurance rate in respect of the Demised Premises over the rate which would otherwise then be in effect or which would result in insurance companies of good standing refusing to insure the Demised Premises in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of, or the assertion of any defense by the insurer in whole or in part to claims under, any policy of insurance in respect of the Demised Premises.

(b) If, by reason of any failure of Tenant to comply with this lease, the premiums on Landlord’s insurance on the Demised Premises shall be higher than they otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of such premiums attributable to such failure on the part of Tenant. A schedule or “make up” of rates for the Demised Premises issued by the New York Fire Insurance Rating Organization or other similar body making rates for insurance for the Demised Premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Demised Premises.

7.02 Tenant’s Insurance. Tenant shall maintain at all times during the Term or a renewal thereof:

(a)	general liability providing coverage of the latest version of ISO form CG0001 or its equivalent, covering Tenant’s indemnity obligations under this Lease, subject to the terms and conditions of the policy, against claims for bodily injury and property damage, with completed operation endorsement, for any occurrence in or about the Building, including any sidewalk contiguous to or abutting the Demised Premises, under which Landlord and its agent and any Superior Mortgagee whose name and address have been furnished to Tenant shall be named as additional insured, with minimum limits of liability under such policy, including products liability and completed operations, shall be a combined single limit with respect to each occurrence in an amount of not less than Five Million ($5,000,000.00), per occurrence and aggregate, it being agreed and understood that such limit of coverage may be provided by Tenant’s commercial general liability policy in conjunction with an umbrella liability or excess liability policy;

(b)	insurance against loss or damage by fire and such other risks and hazards (including, burglary, theft and breakage of glass within the premises) as are insurable under a Special Cause of Loss form or its equivalent, to Tenant’s property and Alterations, for the full replacement cost value thereof (including an “agreed amount” endorsement);

(c)	business Interruption covering base Rent and Additional Rent for a period of at least one (1) year;

(d)	worker’s compensation insurance and disability benefits insurance in statutory limits;

(e)	when Alterations are in process, the insurance specified in Section 4.02(f).

The limits of such insurance shall not limit the liability of Tenant. Tenant shall deliver to Landlord and any additional insureds, at least 10 days prior to the Commencement Date, such fully paid-for policies or certificates of insurance, in form reasonably satisfactory to Landlord issued by the insurance company or its authorized agent. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insureds such renewal policy or a certificate thereof at least 30 days before the expiration of any existing policy. All such policies shall be issued by companies of recognized responsibility licensed to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A/XII or better or the then equivalent of such rating, and all such policies shall contain a provision whereby the same cannot be canceled, allowed to lapse or modified unless Landlord and any additional insureds are given at least 30 days prior written notice of such cancellation, lapse or modification. Tenant shall cooperate with Landlord in connection with the collection of any insurance moneys that may be due in the event of loss and Tenant shall execute and deliver to Landlord such proofs of loss and other instruments which may be required to recover any such insurance moneys. Landlord may from time to time require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased, so that the amount thereof adequately protects Landlord’s interest.

7.03 Subrogation Waiver. Landlord and Tenant shall each include in each of its insurance policies (insuring the Demised Premises in case of Landlord, and insuring Tenant’s Property, Fixtures and Improvements and Betterments in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party during the Term or a renewal thereof or, if such waiver should be unobtainable or unenforceable:

(a)	an express agreement that such policy shall not be invalidated if the assured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty; or

(b)	any other form of permission for the release of the other party.

Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term or a renewal thereof to the extent to which it is insured under a policy or policies containing a waiver of subrogation or permission to release liability. Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this lease.

7.04 Condemnation.

(a) If there shall be a total taking of the Demised Premises in condemnation proceedings or by any right of eminent domain, this lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date. If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Land or the Demised Premises, then Landlord may terminate this lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority. If there shall be a taking of the Demised Premises of such scope (but in no event less than 20% thereof) that the untaken part of the Demised Premises would in Tenant’s reasonable judgment be uneconomic to operate, then Tenant may terminate this lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority. If either Landlord or Tenant shall give a termination notice as aforesaid, then this lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date. In the event of a taking of the Demised Premises which does not result in the termination of this lease:

(i)	the term and estate hereby granted with respect to the taken part of the Demised Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date; and

(ii)	Landlord shall with reasonable diligence restore the remaining portion of the Demised Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b) In the event of any taking of all or a part of the Demised Premises, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this lease in Tenant or any value attributable to the unexpired portion of the Term or a renewal thereof, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property or moving expenses, provided the same do not include any value of the estate vested by this lease in Tenant or of the unexpired portion of the Term or a renewal thereof and do not reduce the amount available to Landlord or delay the payment thereof.

(c) If all or any part of the Demised Premises shall be taken for a limited period, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of Tenant’s Property and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Demised Premises. This lease shall remain unaffected by such taking and Tenant shall continue responsible for all of its obligations under this lease to the extent such obligations are not affected by such taking and shall continue to pay in full all Rent when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Demised Premises shall be apportioned between Landlord and Tenant as of the Expiration Date. Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d) In the event of any taking which does not result in termination of this lease:

(i)	Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises (other than those parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable building; and

(ii)	Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Demised Premises which constitute Tenant’s Property, Fixtures and Improvements and Betterments, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

7.05 Casualty.

(a) If the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (each, a “Casualty”), then Tenant, at Tenant’s sole cost and expense, shall promptly repair and restore the Demised Premises, including Landlords’ Work, Tenant’s Improvements and Betterments, Tenant’s Property and Fixtures with or without the collection of the insurance proceeds attributable to such Casualty.

(b) If all or part of the Demised Premises shall be rendered untenantable by reason of a Casualty, the Fixed Rent and the Additional Rent under Sections 2.02 and 2.03 shall be abated in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises, for the period from the date of the Casualty to the earlier of:

(i)	the date the Demised Premises is made tenantable (provided, that if the Demised Premises would have been tenantable at an earlier date but for Tenant having failed diligently to prosecute repairs or restoration, then the Demised Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease); or

(ii)	the date Tenant or any subtenant reoccupies a portion of the Demised Premises for the ordinary conduct of business (in which case the Fixed Rent and the Additional Rent allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy).

Landlord’s determination of the date the Demised Premises is tenantable shall be controlling unless Tenant disputes same by written notice to Landlord within 10 days after such determination by Landlord and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination. Notwithstanding the foregoing, if by reason of any act or omission by Tenant, any subtenant or any of their respective partners, directors, officers, servants, employees, agents or contractors, Landlord, any Superior Lessor or any Superior Mortgagee shall be unable to collect all of the insurance proceeds (including, without limitation, rent insurance proceeds) applicable to the Casualty, then, without prejudice to any other remedies which may be available to Landlord, there shall be no abatement of Rent. Nothing contained in this Section 7.05 shall relieve Tenant from any liability that may exist as a result of any Casualty.

(c) Landlord shall not carry any insurance on Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures and shall not be obligated to repair or replace the Demised Premises, Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall look solely to its insurance for recovery of any damage to or loss of Tenant’s Property, Tenant’s Improvements and Betterments or Fixtures. Tenant shall notify Landlord promptly of any Casualty in or affecting the Demised Premises.

(d) This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Demised Premises by fire or other casualty, and Real Property Law §227 providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06 Risk of Loss. Tenant and all those claiming by, through or under Tenant shall store their property in and shall occupy and use the Demised Premises and any improvements therein and appurtenances thereto solely at their risk and Tenant and all those claiming by, through or under Tenant hereby release Landlord and any fee owner or ground or underlying lessors of the Demised Premises, to the full extent permitted by law, from all claims, of every kind, including loss of life, bodily or personal injury, damage to merchandise, furniture, fixtures, equipment or other property, or damage to business or for business interruption, arising directly or indirectly out of or from or on account of such occupancy and use or resulting from any present or future condition or state of repair of the Demised Premises.

7.07 Indemnity. Tenant shall not do or permit any act or thing to be done upon the Demised Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of law or of any legal requirement of public authority, but shall exercise such control over the Demised Premises as to fully protect Landlord against any such liability. Tenant agrees to indemnify, defend and save harmless Landlord from and against (1) all claims of whatever nature against Landlord arising from any act, omission or negligence of Tenant, its subtenants, contractors, licensees, agents, servants, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (2) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term or a renewal thereof in or about the Demised Premises, (3) all claims against Landlord arising from any accident, injury or damage to any person, entity or property, occurring outside of the Demised Premises but anywhere within or about the Real Property, where such accident, injury or damage resulted or is claimed to have resulted from an act or omission of Tenant or Tenant’s subtenants, agents, employees, invitees or visitors, including any claims arising from any act, omission or negligence of Landlord or Landlord and Tenant, (4) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed and (5) any claim, loss or liability arising or claimed to arise from Tenant, or any of Tenant’s subtenants, contractors, licensees, agents, servants, employees, invitees or visitors causing or permitting any Hazardous Substance to be brought upon, kept or used in or about the Demised Premises or the Real Property or any seepage, escape or release of such Hazardous Substances (including, without limitation, the costs and expenses of any remediation required as a result thereof). As used herein, the term “Hazardous Substances” shall mean, collectively, (a) asbestos and polychlorinated biphenyls and (b) hazardous or toxic materials, wastes and substances which are defined, determined and identified as such pursuant to any law. As used herein and in all other provisions in this Lease containing indemnities made for the benefit of Landlord, the term “Landlord” shall mean Landlord and Landlord’s managing agent and their respective parent companies and/or corporations, their respective controlled, associated, affiliated and subsidiary companies and/or corporations and their respective members, officers, partners, agents, consultants, servants, employees, sub-lessees and assigns. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof. The indemnity contained in this Section 7.07 shall survive the expiration or earlier termination of this lease.

ARTICLE 8

Miscellaneous Provisions

8.01 Notice. All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this lease (each, “Notice”) shall be in writing and shall be delivered by:

(a)	personal delivery;

(b)	the United States Postal Service, certified or registered, postage prepaid, return receipt requested; or

(c)	a nationally recognized overnight courier,

in each case addressed to the party to be notified at the address for such party specified in the first paragraph of this lease.

Notices from Landlord may be given by Landlord’s managing agent, if any, or attorney. Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02 Severability. If any term or provision of this lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this lease shall be valid and shall be enforceable to the extent permitted by law.

8.03 Certain Definitions.

(a) “Landlord” means only the owner, at the time in question, of the Demised Premises or of a lease of the Demised Premises, so that in the event of any transfer or transfers of title to the Demised Premises or of Landlord’s interest in a lease of the Demised Premises, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this lease.

(b) “Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this lease, or to claim actual or constructive eviction, partial, or total, or to receive any abatement or diminution of Rent, or to be relieved in any manner or any of its other obligations under this lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this lease or with respect to Tenant’s use or occupancy of the Demised Premises.

8.04 Quiet Enjoyment. Tenant shall and may peaceably and quietly have, hold and enjoy the Demised Premises, subject to the other terms of this lease and to the Superior Leases and Superior Mortgages, provided that Tenant pays the Fixed Rent and Additional Rent to be paid by Tenant and performs all of Tenant’s covenants and agreements contained in this lease.

8.05 Limitation of Landlord’s Personal Liability. Tenant shall look solely to Landlord’s interest in the Demised Premises, for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s partners, members, officers, directors, shareholders or principals, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this lease.

8.06 Counterclaims. If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Demised Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.07 Survival. All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this lease, and with respect to Real Estate Tax Escalations and any other amounts payable under this lease, shall survive the expiration or other termination of this lease.

8.08 Certain Remedies. If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where this lease provides that Landlord shall not unreasonably withhold its consent. No dispute relating to this lease or the relationship of Landlord and Tenant under this lease shall be resolved by arbitration unless this lease expressly provides for such dispute to be resolved by arbitration.

8.09 No Offer. The submission by Landlord of this lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution. Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and Tenant shall have executed a lease and duplicate originals thereof shall have been delivered to the respective parties.

8.10 Captions; Construction. The table of contents, captions, headings and titles in this lease are solely for convenience of reference and shall not affect its interpretation. This lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this lease to be drafted. Each covenant, agreement, obligation or other provision of this lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this lease.

8.11 Amendments. This lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.12 Broker. Each party represents to the other that such party has dealt with no broker other than None, (“Broker”) in connection with this lease, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker) who has dealt with the indemnifying party in connection with this lease. Landlord and Tenant shall enter into a separate agreement with Broker which provides that, if this lease is executed and delivered by both Landlord and Tenant, Landlord and Tenant shall equally pay to Broker a commission to be agreed upon between Landlord, Tenant and Broker, subject to, and in accordance with, the terms and conditions of such agreement.

8.13 Merger. Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this lease. This lease embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this lease.

Tenant has made investigation into the Demised Premises and acknowledges that the Demised Premises are fit for their intended use under this lease.

Landlord has not made and does not make any representations that Demised Premises are fit for their intended use under this lease. Landlord has not made and does not make any representations as to the rents, leases, expenses, operation or any other matter or thing affecting or related to the Demised Premises, except as herein specifically set forth, and Tenant hereby expressly acknowledges that no such representations have been made.

8.14 Successors. This lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord, Tenant’s assigns.

8.15 Applicable Law. This lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.16 No Development Rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Demised Premises, and consents, without further consideration, to any utilization of such rights by Landlord. Tenant shall promptly execute and deliver any instruments, which may be requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent. The provisions of this Section 8.16 shall be construed as an express waiver by Tenant of any interest Tenant may have as a party in interest in the Demised Premises.

IN WITNESS WHEREOF, Landlord and Tenant have executed this lease as of the day and year first written above.

7812 5th Ave Realty LLC

/s/ Elie Fouerti
By:	Elie Fouerti, Managing Member

Joe’s Appliances LLC

/s/ Albert Fouerti
By:	Albert Fouerti, President